Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the use of our audit report dated March 14, 2008 (March 27, 2008 as for note 24) on the consolidated balance sheets of Cascades Inc. as at December 31, 2007 and 2006, and the consolidated statements of earnings, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 which is included in Form 40-F of Cascades Inc. for the fiscal year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Montréal, Canada

March 14, 2008 (March 27, 2008, as for note 24)